ITEM 6(a).  EXHIBIT 11


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE
     (In Thousands Except Per Share Amounts)


                                       12 Weeks Ended
                                    ---------------------
                                    April 29,    April 30,
                                       1995        1994
                                    ---------    ---------
Primary:

  Net loss applicable to
    common shares                   $   (674)    $ (2,487)
                                    =========    =========

Shares:

  Weighted average number of
    common shares outstanding         17,165       17,002

  Shares issuable under employee
    stock plans - weighted average        34           16

  Less:  Treasury stock - weighted
    average                           (3,302)      (2,437)
                                    ---------    ---------

  Weighted average number of common
    and common equivalent shares
    outstanding                       13,897       14,581
                                    =========    =========

Net loss per common and
    common equivalent shares        $  (0.05)    $  (0.17)
                                    =========    =========